EXHIBIT 99.1

CEO RETIREMENT/APPOINTMENT

On April 26, 2012, the Boards of Directors of Fentura Financial, Inc. and The State Bank announced the retirement of long time CEO Donald L. Grill, and took action to name Ronald L. Justice to replace him as President and CEO of both the bank and the holding company. This action completes a board approved management succession plan initiated two years ago.

Mr. Grill joined Fentura and The State Bank as President and CEO in 1996. His banking career spanned 40 years and included serving in a leadership capacity in a number of professional and public service organizations. Mr. Justice began his career with Fentura and The State Bank in 1985 and previously served as President and CEO of former Fentura subsidiaries Davison State Bank and West Michigan Community Bank. Prior to this appointment, he served as President and COO of The State Bank.